                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, D.C. 20549

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                                                               FORM 8-A

                                           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                                                PURSUANT TO SECTION 12(b) or (g) of the
                                                    securities exchange act of 1934

                                                          CVB FINANCIAL CORP.

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                                        (Exact name of Registrant as specified in its charter)

                        California                                                  95-3629339

         (State of incorporation or organization)                       (IRS Employer Identification No.)

                                                          701 N. Haven Avenue
                                                       Ontario, California 91764
                                          (Address of principal executive offices) (Zip Code)
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                                   Securities to be registered pursuant to Section 12(b) of the Act:

                    Title of each class                                   Name of each exchange on which
                    to be so registered                                   Each class is to be registered
                    ------------------                                          ------------------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [  ].

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x].

                                   Securities to be registered pursuant to Section 12(g) of the Act:

                                                      Common Stock, no par value

Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

          CVB Financial Corp. (the  "Company"),  is authorized to issue  70,000,000  shares of capital stock,  consisting of 50,000,000 shares of Common  Stock,  no par  value,  and  20,000,000  shares  of  Serial  Preferred  Stock.  No other  class of  capital  stock is authorized.  The following is a summary of the material terms of our Common and Serial  Preferred  Stock.  The Common Stock is the only stock being  listed  hereby.  Please see our  articles of  incorporation  and bylaws,  listed as  exhibits  hereto,  for more  detailed information.

         COMMON STOCK

         On any matter  submitted to a vote of the  shareholders,  holders of Common  Stock are  entitled to one vote,  in person or by proxy,  for each  share of Common  Stock held of record in the  shareholder's  name on the  Company  books as of the  record  date.  In connection  with the  election of  Directors,  the shares may be voted  cumulatively.  Each share of Common  Stock has the same rights, privileges  and  preferences as every other share and will share equally in the Company's net assets upon  liquidation or  dissolution.
The Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions.

         Shareholders  are entitled to dividends when declared by the Company's  Board of Directors,  after  satisfaction  of the prior rights of holders of  outstanding  Preferred  Stock,  if any,  subject to certain  restrictions  on payment of  dividends as imposed by
California law.

         As of May 31, 2001, there were  outstanding  27,800,219  shares of Common Stock held by approximately  1,465 holders of record and  approximately  2,686  beneficial  holders.  The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer
Corporation, Glendale, California.

         PREFERRED STOCK

         The Company's Board of Directors,  without shareholder  approval,  may authorize one or more classes of Serial Preferred Stock with  preferences  or voting  rights that may adversely  affect the rights of holders of Common  Stock.  Although it is not possible to state the actual effect that any issuance of Preferred  Stock might have upon the rights of holders of the Common  Stock,  the issuance of Preferred Stock might

         o        restrict dividends on Common Stock if Preferred Stock dividends have not been paid;

         o        dilute the voting  power and equity  interest of holders of Common  Stock to the extent  that any  Preferred
                  Stock series has voting rights or is convertible into Common Stock; or

         o        prevent current holders of Common Stock from  participating in the Company's  assets upon liquidation  until any liquidation preferences granted to the holders of the Preferred Stock are satisfied.

         In addition,  the Company's issuance of Preferred Stock may, under certain  circumstances,  have the effect of discouraging an attempt to change control of the Company.

         There are no shares of Preferred  Stock  outstanding,  although  the Company has set aside up to 1,000,000  shares of Series A
Preferred Stock for issuance in connection with the Company's shareholders rights plan described below.

         THE COMPANY HAS ADOPTED A PREFERRED SHARES RIGHTS AGREEMENT THAT MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS

         The Company has adopted a Preferred  Shares Rights  Agreement (the "Rights  Agreement"),  with U.S. Stock Transfer  Corp.,  as
Rights Agent (the  "Rights  Agent").  Pursuant to the Rights  Agreement  the  Company's  Board of Directors  declared a dividend of one right (a "Right") to purchase one one-thousandth  share of the Company's Series A Participating  Preferred Stock ("Series A Preferred")
for each  outstanding  share of Common  Stock,  no par value of the  Company.  The  dividend  was payable on July 14, 2000 (the "Record
Date"),  to  shareholders  of record as of the close of business on that date.  Each Right entitles the  registered  holder to purchase from the Company one  one-thousandth  of a share of Series A Preferred at an exercise price of $50.00 (the "Purchase  Price"),  subject to adjustment.  The Rights will not be exercisable until the Distribution Date, as set forth and described in the Rights Agreement.

         The Rights  approved by the  Company's  Board of Directors  are designed to protect and maximize the value of the  outstanding equity  interests  in the  Company in the event of an  unsolicited  attempt by an  acquiror  to take over the Company in a manner or on terms not approved by the Board of Directors.  Takeover  attempts  frequently  include  coercive tactics to deprive the Company's Board of Directors and its  shareholders  of any real  opportunity  to determine the destiny of the Company.  The Rights were declared by the
Board of  Directors in order to deter such  tactics,  including a gradual  accumulation  of shares in the open market of 20% or greater position, followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally.

Item 2.  EXHIBITS.  The following exhibits are filed as part of this registration statement.

         3.1      Articles of  Incorporation  of Registrant,  as amended  (incorporated  by reference from, and filed as Exhibit 3.1 to
                  Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 1-10394).

         3.2      Bylaws of Registrant, as amended.

         4.1      Form of Registrant's Common Stock certificate.

         4.2      Preferred  Shares Rights  Agreement,  dated as of June 21, 2000,  between CVB Financial Corp. and U.S. Stock Transfer
                  Corp., including the Certificate of Determination,  the form of Rights Certificate and the Summary of Rights attached thereto  as  EXHIBITS  A, B and C,  respectively  (incorporated  by  reference  from,  and  filed as  Exhibit  4.1 to
                  Registrant's Registration Statement on Form 8-A filed June 22, 2000, Commission File No. 0-10140).

         4.3      Certificate of  Determination of  Participating  Preferred Stock of Registrant,  (incorporated by reference from, and attached as Exhibit A to the Preferred  Shares  Rights  Agreement,  dated as of June 21, 2000,  between CVB Financial
                  Corp. and U.S. Stock Transfer Corp.,  filed as Exhibit 4.1 to Registrant's  Registration  Statement on Form 8-A filed
                  June 22, 2000, Commission File No. 0-10140).

         4.4      Form of Rights Certificate  (incorporated by reference from, and attached as Exhibit B to the Preferred Shares Rights
                  Agreement,  dated as of June 21, 2000,  between CVB Financial Corp. and U.S. Stock Transfer  Corp.,  filed as Exhibit
                  4.1 to Registrant's Registration Statement on Form 8-A filed June 22, 2000, Commission File No. 0-10140).

         4.5      Summary of Rights  (incorporated  by  reference  from,  and  attached  as Exhibit C to the  Preferred  Shares  Rights
                  Agreement,  dated as of June 21, 2000,  between CVB Financial Corp. and U.S. Stock Transfer  Corp.,  filed as Exhibit
                  4.1 to Registrant's Registration Statement on Form 8-A filed June 22, 2000, Commission File No. 0-10140).

                                                               SIGNATURE

                  Pursuant to the  requirements  of Section 12 of the  Securities  Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  May 31, 2001                                          CVB FINANCIAL CORP.

                                                             By:      /s/ D. Linn Wiley
                                                                --------------------------------------------
                                                                      D. Linn Wiley
                                                                      President and Chief Executive Officer

EXHIBIT INDEX

         3.1      Articles of  Incorporation  of Registrant,  as amended  (incorporated  by reference from, and filed as Exhibit 3.1 to
                  Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 1-10394).

         3.2      Bylaws of Registrant, as amended.

         4.1      Form of Registrant's Common Stock certificate.

         4.2      Preferred  Shares Rights  Agreement,  dated as of June 21, 2000,  between CVB Financial Corp. and U.S. Stock Transfer
                  Corp., including the Certificate of Determination,  the form of Rights Certificate and the Summary of Rights attached thereto  as  EXHIBITS  A, B and C,  respectively  (incorporated  by  reference  from,  and  filed as  Exhibit  4.1 to
                  Registrant's Registration Statement on Form 8-A filed June 22, 2000, Commission File No. 0-10140).

         4.3      Certificate of  Determination of  Participating  Preferred Stock of Registrant,  (incorporated by reference from, and attached as Exhibit A to the Preferred  Shares  Rights  Agreement,  dated as of June 21, 2000,  between CVB Financial
                  Corp. and U.S. Stock Transfer Corp.,  filed as Exhibit 4.1 to Registrant's  Registration  Statement on Form 8-A filed
                  June 22, 2000, Commission File No. 0-10140).

         4.4      Form of Rights Certificate  (incorporated by reference from, and attached as Exhibit B to the Preferred Shares Rights
                  Agreement,  dated as of June 21, 2000,  between CVB Financial Corp. and U.S. Stock Transfer  Corp.,  filed as Exhibit
                  4.1 to Registrant's Registration Statement on Form 8-A filed June 22, 2000, Commission File No. 0-10140).

         4.5      Summary of Rights  (incorporated  by  reference  from,  and  attached  as Exhibit C to the  Preferred  Shares  Rights
                  Agreement,  dated as of June 21, 2000,  between CVB Financial Corp. and U.S. Stock Transfer  Corp.,  filed as Exhibit
                  4.1 to Registrant's Registration Statement on Form 8-A filed June 22, 2000, Commission File No. 0-10140).